Exhibit (b)(11)
TENTH AMENDMENT TO CREDIT AGREEMENT
This Tenth Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of March 22, 2019, between ALPHA CORE STRATEGIES FUND, a Delaware statutory trust (the “Borrower”), and Bank of Montreal, Chicago Branch (the “Lender”).
PRELIMINARY STATEMENTS
A.          The Borrower and the Lender are parties to that certain Credit Agreement dated as of February 29, 2012, as amended (the Credit Agreement, as in effect on the date hereof, being referred to herein as the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.          The Borrower has requested that the Lender make certain amendments to the Credit Agreement, and the Lender is willing to do so under the terms and conditions set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1.          AMENDMENT.
Upon the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended to read as follows:
1.1          The defined term “Termination Date” set forth in Section 4.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
“Termination Date” shall mean March 21, 2020, or such other date on which the Commitment shall terminate as provided in this Agreement.
1.2          Section 2.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
Section 2.1  Commitment Fees. During the Commitment Period, the Borrowers shall collectively pay to the Lender an aggregate commitment fee in an amount equal to six tenths of one percent (0.60%) per annum of the average daily unused amount of the Commitment, calculated on the basis of a year of 360 days and actual days elapsed. Accrued fees payable hereunder shall be payable in arrears on the last day of each March, June, September and December in each year, commencing on June 30, 2012, unless the Commitment is terminated in whole on an earlier date, in which event the commitment fee for the final period shall be paid on a pro rated basis on the date of such earlier termination in whole.
SECTION 2.          CONDITIONS PRECEDENT.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1          The Borrower and the Lender shall have executed this Amendment.
2.2          The Lender shall have received a certificate of good standing for the Borrower (dated as of the date no earlier than 30 days prior to the date of this Agreement) from the office of the Delaware Secretary of State.
2.3          The Lender shall have received (in form and substance acceptable to the Lender) the following:
(a)          copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery, and performance of the Loan Documents; and
(b)          an incumbency certificate containing the name, title and genuine signature of the Borrower’s Authorized Representatives.
2.4          Legal matters incident to the execution and delivery of this Amendment by the Borrower and to the transactions contemplated hereby shall be satisfactory to the Lender and its counsel.
SECTION 3.          REPRESENTATIONS.
In order to induce the Lender to execute and deliver this Amendment, the Borrower hereby represents to the Lender as of the date hereof after giving effect to the Amendment that:
(a)          the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.3 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lender);
(b)          the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment; and
(c)          there has been no amendment, modification, supplement or restatement to the Borrower’s Organizational Documents on file with the Lender and such Organizational Documents are in full force and effect on the date hereof.
SECTION 4.          MISCELLANEOUS.
4.1          Except as specifically amended herein and in the prior amendments, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, any Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2          This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by the internal laws of the State of Illinois.
4.3          The Borrower agrees to pay on demand all costs and expenses of or incurred by the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Lender.
[SIGNATURE PAGES TO FOLLOW]

This Tenth Amendment to Credit Agreement is entered into as of the date and year first above written.

ALPHA CORE STRATEGIES FUND

By:	/s/ Robert P. Morgan
Name:	Robert P. Morgan
Its:	SVP

Accepted and agreed to.

BANK OF MONTREAL, CHICAGO BRANCH,
as Lender

By:	/s/ Nicholas Buckingham
Name:	Nicholas Buckingham
Its:	Director

[Signature Page to Tenth Amendment Credit Agreement (Strategies Fund)]